Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO PRESENT AT
EMERALD INVESTMENT FORUM AND
NCINVEST 2003 CONFERENCE

RALEIGH, NC, January 30, 2003 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will present at the 2003 Emerald Groundhog Day Investment Forum in Philadelphia, PA on Thursday, February 6 at 1:45 p.m. ET and at the NCINVEST 2003 Conference in Raleigh, NC on Thursday, February 13 at 11:30 a.m. ET.

Interested parties can access a live audio web cast of the presentations at http://www.salix.com at the times listed above. A replay of the Emerald presentation will be available beginning at 4:45 p.m. ET, Thursday, February 6, and will be available through Thursday, February 13. A replay of the NCINVEST presentation will be available beginning at 2:30 p.m. ET, Thursday, February 13, and will be available through Thursday, February 20.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.